Exhibit 99.1

Cerus Corporation Announces Second Quarter 2023 Financial Results

CONCORD, CA, August 2, 2023 - Cerus Corporation (Nasdaq: CERS) today announced financial results for the second quarter ended June 30, 2023.

Recent highlights include:

•
Second quarter 2023 total revenue of $47.7 million was comprised of total product revenue of $38.9 million and government contract revenue of $8.9 million.
•
Received positive feedback for INTERCEPT Red Blood Cells CE Mark submission in clarification meeting with EU competent authority, the Dutch Medicines Evaluation Board (CBG), supporting possible CE Mark approval decision under the EU Medical Device Regulation (MDR) in the second half of 2024.
•
Planned completion of Phase 3 ReCePI study enrollment in cardiovascular surgery patients this year, with top-line data readout expected in Q1 2024.
•
Awarded an additional $8.7 million in funding from the U.S. Department of Defense for continued development of lyophilized INTERCEPT Fibrinogen Complex (LyoIFC), increasing total contract value to $17.8 million.
•
Adjusting full-year 2023 annual product revenue guidance to the range of $160 million to $165 million from the prior range of $165 million to $170 million given the expected impact of a temporary reduction in U.S. platelet kit shelf life on customer ordering patterns, reduced platelet collections in key regions of EMEA, and new Russia sanctions.
•
Cash, cash equivalents, and short-term investments were $84.5 million at June 30, 2023.

“We are pleased with our recent progress for the INTERCEPT Red Blood Cell program in both the EU and U.S.,” said William “Obi” Greenman, Cerus’ president and chief executive officer. “During the second quarter, we gained additional clarity to a potential CE Mark approval decision in the second half of 2024 and a top-line data readout from our U.S. Phase 3 ReCePI study expected in the first quarter of next year. Given ongoing enrollment in RedeS, our second U.S. Phase 3 study, we plan to begin a modular premarket approval (PMA) application submission to FDA in the second half of 2025, with a final PMA module submission planned for the second half of 2026.”

“On the commercial front, with many of the challenges of the first half of the year behind us, we remain confident in our expectations for growth during the rest of this year and into 2024. We also continue to be committed to achieving adjusted EBITDA breakeven this year,” continued Greenman. “Given some recent ordering pattern modifications related to a temporary INTERCEPT kit shelf-life change in the U.S. and platelet collection dynamics in parts of Europe, along with the impact of recent Russia sanctions, we are adjusting our full-year 2023 product revenue guidance down to a range of $160 million to $165 million. Despite the adjustment, we are not seeing a change in market share, and we believe new customers and new geographies will fuel growth going forward.”

Revenue

Product revenue during the second quarter of 2023 was $38.9 million, compared to $41.0 million during the prior year period. While the Company did not see a decline in market penetration in the U.S., it did continue to see some inventory management at U.S. customer sites during the second quarter. In addition, reduced platelet collections in certain regions of Europe and new sanctions in Russia provided headwinds during the second quarter.

Second-quarter 2023 government contract revenue was $8.9 million, compared to $6.6 million during the prior year period. Reported government contract revenue in the second quarter 2023 increased versus the prior year period primarily due to funding associated with development of LyoIFC. In addition to this funding, the Company’s government contract revenue was comprised of funding associated with research and development (R&D) activities related to the INTERCEPT Blood System for Red Blood Cells as well as efforts related to the development of next-generation pathogen reduction technology to treat whole blood.

Product Gross Profit & Margin

Product gross profit for the second quarter of 2023 was $21.3 million, which is consistent with the prior year period. Product gross margin for the second quarter of 2023 was 54.9% compared to 51.9% for the second quarter of 2022 and continues to represent the expected benefit of the Company’s growth and efforts over the past several years.

Operating Expenses

Total operating expenses for the second quarter of 2023 were $41.9 million compared to $34.7 million for the same period of the prior year, reflecting a year-over-year increase of 21%.

Selling, general, and administrative (SG&A) expenses for the second quarter of 2023 totaled $20.5 million, compared to $19.5 million for the second quarter of 2022. The year-over-year increase in SG&A expenses for the second quarter was tied to increased sales personnel hired to accelerate adoption of INTERCEPT Fibrinogen Complex and, to a lesser extent, inflation.

R&D expenses for the second quarter of 2023 were $19.2 million, compared to $15.2 million for the second quarter of 2022. The year-over-year increase in R&D expenses in the second quarter was tied to increased activity for our government reimbursed programs. In addition, we realized increased costs associated with development of our next-generation illumination device and in conjunction with producing data, and regulatory interactions with respect to our existing products.

In order to align operating expenses with the operating environment and priority initiatives, the Company entered into a plan to restructure certain functions and reduce its real estate footprint during the most recently completed quarter. The plan resulted in a $2.1 million restructuring charge for the second quarter of 2023. As part of the plan, the Company expects to take an additional future charge at the time it ceases use of leased real estate contemplated under the plan. The Company estimates that the cumulative actions taken will result in annualized operating expense savings of approximately $10 million per year. The Company excludes the restructuring charge from its non-GAAP adjusted EBITDA measure presented below.

Net Loss Attributable to Cerus Corporation

Net loss attributable to Cerus Corporation for the second quarter of 2023 was $13.3 million, or $0.07 per basic and diluted share, compared to a net loss attributable to Cerus Corporation of $8.4 million, or $0.05 per basic and diluted share, for the second quarter of 2022.

Non-GAAP Adjusted EBITDA

Non-GAAP Adjusted EBITDA for the second quarter of 2023 was negative $4.7 million, compared to non-GAAP Adjusted EBITDA of negative $2.4 million for the second quarter of 2022. For additional information, please see definitions and the reconciliation of this non-GAAP measure to net loss attributable to Cerus Corporation accompanying this release.

Balance Sheet & Cash Use

At June 30, 2023, the Company had cash, cash equivalents and short-term investments of $84.5 million, compared to $102.2 million at December 31, 2022.

As of June 30, 2023, the Company had $55 million outstanding on its term loan and $16.5 million drawn on its revolving credit facility. The Company has access to another $20 million of term debt and $18.5 million under its revolving line of credit.

For the second quarter of 2023, net cash used in operating activities totaled $7.6 million as compared to $0.3 million during the prior year period. The increase in operating cash use was primarily related to increased operating expenses, including the Company’s restructuring plan and increases in net production of inventory. The Company expects to moderate production of inventory in the second half of 2023 and sell down or reduce the net amount of inventory it has on hand.

2023 Product Revenue Guidance

The Company is adjusting its previously stated product revenue guidance range. The Company expects full-year 2023 product revenue to be in the range of $160 million to $165 million, compared to its previous range of $165 million to $170 million, due to a temporary reduction in the U.S. platelet kit shelf life, a reduction in platelet collections in parts of Europe, and new Russia sanctions instituted during the quarter.

Quarterly Conference Call

The Company will host a conference call at 4:30 P.M. EDT this afternoon, during which management will discuss the Company’s financial results and provide a general business overview and outlook. To listen to the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir.

A replay will be available on Cerus’ website approximately three hours after the call through August 16, 2023.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Headquartered in Concord, California, the company develops and supplies vital technologies and pathogen-protected blood components to blood centers, hospitals, and ultimately patients who rely on safe blood. The INTERCEPT Blood System for platelets and plasma is available globally and remains the only pathogen reduction system with both CE mark and FDA approval for these two blood components. The INTERCEPT red blood cell system is under regulatory review in Europe, and in late-stage clinical development in the US. Also in the US, the INTERCEPT Blood System for Cryoprecipitation is approved for the production of Pathogen Reduced Cryoprecipitated Fibrinogen Complex (commonly referred to as INTERCEPT Fibrinogen Complex), a therapeutic product for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency. For more information about Cerus, visit www.cerus.com and follow us on LinkedIn.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements relating to Cerus’ updated 2023 annual product revenue guidance; the potential completion of INTERCEPT Red Blood Cell CE Mark submission review in 2023 and a possible CE Mark approval decision under the MDR in the second half of 2024; the planned completion of enrollment in the Phase 3 ReCePI study in 2023 and Cerus’ expectation of a top-line data readout in the first quarter of 2024; Cerus’ plan to begin a modular PMA submission to FDA for the INTERCEPT Red Blood Cell system in the second half of 2025, with a final PMA module submission planned for the second half of 2026; Cerus’ expectations for growth during the rest of 2023 and into 2024, including its expectation that new customers and new geographies will fuel growth going forward; Cerus’ ability to achieve adjusted EBITDA breakeven in 2023; Cerus’ estimate that its restructuring plan will result in annualized operating expense savings of approximately $10 million per year; Cerus’ expectation of an additional restructuring charge in the third quarter of 2023 related to its restructuring plan and the estimate thereof; Cerus’ inventory expectations for the second half of 2023; Cerus’ access to another $20 million of term debt and $18.5 million under its revolving line of credit; and other statements that are not historical fact. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its updated 2023 annual product revenue guidance, (b) effectively continue to launch and commercialize the INTERCEPT Blood System for Cryoprecipitation, (c) grow sales globally, including in its U.S. and European markets, and/or realize expected revenue contribution resulting from its U.S. and European market agreements, (d) realize meaningful and/or increasing revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers, (e) effectively expand its commercialization activities into additional geographies and/or (f) realize any revenue contribution from its pipeline product candidates, whether due to Cerus’ inability to obtain regulatory approval of its pipeline programs, or otherwise; risks associated with the ultimate duration and severity of the COVID-19 pandemic and resulting global economic and financial disruptions, and the current and potential future negative impacts to Cerus’ business operations and financial results such as the current and potential additional disruptions to the U.S. and EMEA blood supply resulting from the evolving effects of the COVID-19 pandemic; risks associated with Cerus’ lack of longer-term commercialization experience with the INTERCEPT Blood System for Cryoprecipitation and in the United States generally, and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to the highly concentrated market for the INTERCEPT Blood System; risks related to how any future platelet additive solution (PAS) supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction, including IFC for the treatment and control of bleeding, and the INTERCEPT Blood System is safe, effective and economical; risks related to the uncertain and time-consuming development and regulatory process, including the risks that (a) Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT Blood System, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval(s) for the INTERCEPT Blood System, (b) additional manufacturing site Biologics License Applications necessary for Cerus to more broadly distribute the INTERCEPT Blood System for Cryoprecipitation may not be obtained in a timely manner or at all, (c) Cerus may be unable to complete enrollment in its ReCePI and RedeS studies in a timely manner or at all, (d) Cerus may be unable to submit and complete a modular PMA submission for the INTERCEPT Red Blood Cell system in a timely manner or at all, (e) Cerus may be unable to obtain CE Mark approval, or any other regulatory approvals, of the INTERCEPT Red Blood Cell system in a timely manner or at all, and (f) Cerus may be unable to obtain the requisite regulatory approvals to advance its pipeline programs and bring them to market in a timely manner or at all; risks related to product safety, including the risk that the septic platelet transfusions may not be avoidable with the INTERCEPT Blood System; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or continued or more severe weakening in economic conditions resulting from the evolving effects of the COVID-19 pandemic, rising interest rates, inflation or otherwise in the markets where Cerus currently sells and is anticipated to sell its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective, secure manufacturing supply chain, including the risks that (a) Cerus’ supply chain could be negatively impacted as a result of the evolving impact of macroeconomic developments, including the ongoing conflict in Ukraine, rising interest rates, inflation and the evolving effects of the COVID-19 pandemic, (b) Cerus’ manufacturers could be unable to comply with extensive FDA and foreign regulatory agency requirements, and (c) Cerus may be unable to maintain its primary kit manufacturing agreement and its other supply agreements with its third party suppliers; Cerus’ ability to identify and obtain additional partners to manufacture the INTERCEPT Blood System for Cryoprecipitation; risks associated with Cerus’ ability to access additional funds under its credit facility and to meet its debt service obligations, and its need for additional funding; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and its future revenues and other financial performance and results, including with respect to expected operating expense savings, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Cerus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 4, 2023. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Use of Non-GAAP Financial Measures

Cerus has presented in this release certain financial information in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and also on a non-GAAP basis, including adjusted EBITDA. We define adjusted EBITDA as net income (loss) attributable to Cerus Corporation as reported on the consolidated statement of operations, as adjusted to exclude (i) net income (loss) attributable to noncontrolling interest, (ii) provision for (benefit from) income taxes, (iii) foreign exchange (loss)/gain, (iv) interest expense, (v) other income (expense), net (vi) depreciation and amortization, (vii) share-based compensation, (viii) goodwill and asset impairments, (ix) costs associated with our noncontrolling interest in our joint venture in China, (x) revenue and direct costs associated with our government contracts and (xi) restructuring charges. We are presenting this non-GAAP financial measure to assist investors in assessing our operating results. Management believes this non-GAAP information is useful for investors, when considered in conjunction with Cerus’ GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Cerus’ operating results as reported under GAAP. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not necessarily comparable to similarly-titled measures presented by other companies. A reconciliation between GAAP and non-GAAP financial information is provided immediately following the financial tables.

Contact:

Jessica Hanover – Vice President, Corporate Affairs

Cerus Corporation

925-288-6137

Supplemental Tables

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2023 vs. 2022	2023 vs. 2022
Platelet Kit Growth
North America	(4%)	(15%)
International	(12%)	(9%)
Worldwide	(7%)	(13%)
Change in Calculated Number of Treatable Platelet Doses*
North America	(6%)	(17%)
International	(14%)	(11%)
Worldwide	(9%)	(15%)

* Dose treatable calculation based on the number of kits sold and the product configuration (single, double, and triple dose kits)

Cerus Corporation

REVENUE BY REGION

(in thousands, except percentages)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2023	2022	$	%	2023	2022	$	%
North America	$ 24,477	$ 25,579	$ (1,102)	-4%	$ 41,094	$ 47,777	$ (6,683)	-14%
Europe, Middle East and Africa	13,533	14,898	(1,365)	-9%	27,561	29,700	(2,139)	-7%
Other	843	522	321	61%	1,172	966	206	21%
Total product revenue	$ 38,853	$ 40,999	$ (2,146)	-5%	$ 69,827	$ 78,443	$ (8,616)	-11%

CERUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Product revenue	$ 38,853	$ 40,999	$ 69,827	$ 78,443
Cost of product revenue	17,515	19,718	31,202	37,794
Gross profit on product revenue	21,338	21,281	38,625	40,649
Government contract revenue	8,875	6,632	16,377	12,208
Operating expenses:
Research and development	19,184	15,216	36,568	29,273
Selling, general and administrative	20,541	19,532	42,092	40,267
Restructuring	2,128	—	2,128	—
Total operating expenses	41,853	34,748	80,788	69,540
Loss from operations	(11,640)	(6,835)	(25,786)	(16,683)
Total non-operating expense, net	(1,593)	(1,482)	(3,011)	(3,842)
Loss before income taxes	(13,233)	(8,317)	(28,797)	(20,525)
Provision for income taxes	98	78	175	154
Net loss	(13,331)	(8,395)	(28,972)	(20,679)
Net loss attributable to noncontrolling interest	(56)	(6)	(78)	(6)
Net loss attributable to Cerus Corporation	$ (13,275)	$ (8,389)	$ (28,894)	$ (20,673)
Net loss per share attributable to Cerus Corporation:
Basic and diluted	$(0.07)	$(0.05)	$(0.16)	$(0.12)
Weighted average shares outstanding:
Basic and diluted	180,611	176,944	179,449	175,718

Cerus Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2023	2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 20,635	$ 35,585
Short-term investments	63,868	66,569
Accounts receivable	22,175	34,426
Inventories	40,608	29,003
Prepaid and other current assets	3,650	4,561
Total current assets	150,936	170,144
Non-current assets:
Property and equipment, net	10,254	10,969
Operating lease right-of-use assets	12,268	12,512
Goodwill	1,316	1,316
Restricted cash and other assets	24,086	23,151
Total assets	$ 198,860	$ 218,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$ 54,999	$ 58,205
Debt – current	16,542	56,159
Operating lease liabilities – current	2,176	2,105
Deferred product revenue – current	1,361	589
Total current liabilities	75,078	117,058
Non-current liabilities:
Debt – non-current	54,838	13,644
Operating lease liabilities – non-current	14,454	15,329
Other non-current liabilities	2,800	3,499
Total liabilities	147,170	149,530
Stockholders’ equity:	50,816	67,610
Noncontrolling interest	874	952
Total liabilities and stockholders’ equity	$ 198,860	$ 218,092

CERUS CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTED EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net loss attributable to Cerus Corporation	$(13,275)	$ (8,389)	$(28,894)	$(20,673)

Adjustments to net loss attributable to Cerus Corporation:
Net loss attributable to noncontrolling interest	(56)	(6)	(78)	(6)
Provision for income taxes	98	78	175	154
Total non-operating expense, net (i)	1,593	1,482	3,011	3,842
Loss from operations	(11,640)	(6,835)	(25,786)	(16,683)

Adjustments to loss from operations:
Operating depreciation and amortization	1,164	1,017	2,170	2,096
Government contract revenue (ii)	(8,875)	(6,632)	(16,377)	(12,208)
Direct expenses attributable to government contracts (iii)	6,633	5,017	11,809	9,275
Share-based compensation (iv)	5,720	5,007	11,389	11,433
Costs attributable to noncontrolling interest (v)	130	12	173	12
Restructuring(vi)	2,128	—	2,128	—
Non-GAAP adjusted EBITDA	$ (4,740)	$ (2,414)	$(14,494)	$ (6,075)

i. Includes interest income/expense and foreign exchange gains/losses.

ii. Represents revenue related to the cost reimbursement provisions under our government contracts.

iii. Represents the direct expenses attributable to work supporting government contracts, which are reimbursed and reflect under government contract revenue in the condensed consolidated statement of operations.

iv. Represents non-cash stock-based compensation.

v. Represents costs associated with the noncontrolling interest in Cerus Zhongbaokang (Shandong) Biomedical Co., LTD.

vi. Represents costs associated with the Company’s restructuring plan implemented in June 2023.